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                                                                    Exhibit 23.6




                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Amendment No. 2 to Registration Statement on Form S-1 (No. 333-89552) of our reports dated May 15, 2002 relating to the consolidated financial statements of Enbridge Midcoast Energy, Inc. (formerly known as Midcoast Energy Resources, Inc.) as of December 31, 2001 and for the period from May 1, 2001 to December 31, 2001 and as of December 31, 2000 and 1999 and for the periods from January 1, 2001 to April 30, 2001, and for the years ended December 31, 2000 and 1999, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP

Houston, Texas
August 21, 2002